Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 27, 2019

TOP Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
Re:          TOP Ships Inc.

Ladies and Gentlemen:
We have acted as United States and Marshall Islands counsel to TOP Ships Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (File No. 333-234744) (the “Registration Statement”) as initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 15, 2019, as thereafter amended or supplemented, with respect to the registration for resale (the “Resale Registration”) by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of 4,200,000 Class A Warrants, 4,200,000 Class B Warrants (together the “Warrants”) and 8,400,000 of the Company’s common shares, par value $0.01 per share (the “Secondary Shares”) issuable upon the exercise of the Warrants issued by the Company to the Selling Shareholders on November 7, 2019.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the Stockholders Rights Agreement dated September 22, 2016 (the “Rights Agreement”); (iv) the Warrants and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Resale Registration have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Resale Registration comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Warrants are legally issued and valid and legally binding obligations of the Company and the Secondary Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable; and  when issued and delivered pursuant to the Prospectus, the related preferred stock purchase rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours, /s/ Seward & Kissel LLP